Exhibit 2.1
AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of the 12th day of July, 2013, by and among Ultra Sun Corporation, a Nevada corporation (“Ultra Sun”); Ultra Merger Co., a wholly owned subsidiary of Ultra Sun formed or to be formed under the laws of Nevada (“Merger Co”); and Wild Earth Naturals, Inc., a Nevada corporation (“Wild Earth”); based on the following:

Recitals

The parties desire to enter into this agreement to set forth the terms and conditions of the corporate reorganization pursuant to which Merger Co. will be merged with and into Wild Earth, Wild Earth will be the surviving entity, and the issued and outstanding shares of capital stock of Wild Earth will be converted into shares of common stock of Ultra Sun.  The merger of Merger Co. with and into Wild Earth and the issuance of shares of Ultra Sun common stock are for the purpose of effecting a tax-free reorganization pursuant to Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”).

Agreement

NOW, THEREFORE, in consideration of the mutual covenants to be performed and benefits to be received under this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Ultra Sun, Merger Co. and Wild Earth agree as follows:

ARTICLE I

MERGER

1.01           The Merger.                      At the Effective Time (as defined herein) and subject to and upon the terms and conditions of this Agreement and in accordance with the Nevada Revised StatutesDGCL, Merger Co. shall be merged with and into Wild Earth and the separate corporate existence of Merger Co. shall cease.  Wild Earth shall continue as the surviving corporation (sometimes referred to herein as the “Surviving CorporationAbacus Surviving Corporation! “) in the Merger, and as of the Effective Time shall be a wholly owned subsidiary of Ultra Sun.  In connection with the Merger, the issued and outstanding shares of Wild Earth common stock shall be converted into shares of Ultra Sun common stock in the manner provided herein.

1.02.  The Closing; Effective Time.

(a)           The closing of the Merger (the “ClosingClosing  “) shall take place (i) at a mutually agreeable time and place within five business days following the date on which the last to be satisfied or waived of the conditions set forth in Articles IV and V (other than those conditions that by their nature are to be satisfied at the Closing) shall be satisfied or waived in accordance with this Agreement (the “Closing DateClosing Date “).

(b)           On the Closing Date, Ultra Sun, Merger Co. and Wild Earth shall cause articles of merger with respect to the Merger to be properly executed, and filed with the Secretary of State of the State of Nevada.  The Merger shall become effective at such time as the articles of merger shall be duly filed with the Secretary of State of Nevada, or at such later time reflected in such articles of merger as shall be agreed upon by Ultra Sun and Wild Earth (the time that the Merger becomes effective, the “Effective TimeEffective Time “).

1.03.  Subsequent Actions.  If, at any time after the Effective Time, the Surviving CorporationSurviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

1.04.  Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation.  Unless otherwise agreed to by Ultra Sun and Wild Earth prior to the Closing, at the Effective Time:

(a)           The Articles of Incorporation of Wild Earth (the “Wild Earth Articles of Incorporation”) Certificate of Incorporation! as in effect immediately prior to the Effective Time shall be at and after the Effective Time the articles of incorporation of the Surviving Corporation.

(b)           The Bylaws of Wild Earth as in effect immediately prior to the Effective Time shall be at and after the Effective Time the Bylaws of the Surviving Corporation;

(c)           The officers of Wild Earth immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal; and

(d)           The directors of Wild Earth immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

1.05.  Manner and Basis of Converting Stock.  The manner and basis of converting the shares of capital stock of Wild Earth and Merger Co., by virtue of the Merger and without any action on the part of any holder thereof, shall be as set forth in this Section 1.05.

(a)  Subject to the terms and conditions of this Agreement, each share of Wild Earth Common Stock issued and outstanding immediately prior to the Effective Time and all rights in respect thereof, shall at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into the right to receive sixty-five (65) shares of Ultra Sun common stock, par value $0.001 (the “Ultra Sun Shares”), for an aggregate of Six Million Five Hundred Thousand (6,500,000) Ultra Sun Shares being issued to the Wild Earth shareholders as a result of the Merger; provided, that any “Dissenting Shares” of Wild Earth shall receive payment from Wild Earth in lieu of such shares of Ultra Sun Common Stock in accordance with the provisions of the Nevada Revised Statutes.  Dissenting Shares means any shares of Wild Earth for which the holder thereof has exercised his or her dissenter’s rights under the Nevada Revised Statutes.

 Exchange Ratio  (b)  Except as otherwise provided herein, commencing immediately after the Effective Time, each certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of Wild Earth common stock shall evidence the right to receive the number of whole shares of Ultra Sun common stock on the basis set forth in subparagraph (a) above.  Upon the surrender by the holders of Wild Earth common stock to Ultra Sun’s transfer agent and registrar of their Wild Earth stock certificates, together with the investment representation letter described in Section 6.05(a) and all other documents and materials reasonably required by such transfer agent to be delivered in connection therewith, the holders of the Wild Earth common stock shall be entitled to receive a certificate or certificates representing the number of whole shares of Ultra Sun common stock to which they are entitled.  No scrip or fractional share certificates for Ultra Sun common stock will be issued and any fractional shares shall be rounded to the nearest whole share.

(c)  At the Effective Time, each share of common stock of Merger Co. issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of Ultra Sun, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of Wild Earth common stock.

(d)  If between the date of this Agreement and the Effective Time, the outstanding shares of Ultra Sun common stock or Wild Earth common stock shall be changed into a different number of shares (in compliance with the terms of this Agreement) by reason of any stock split, combination of shares, or if any dividend payable in stock shall be declared thereon with a record date within such period, the exchange ratio shall be appropriately adjusted to provide the holders of Wild Earth Shares the same economic effect as contemplated by this Agreement prior to such event.

1.06           Closing Events.

(a)  Ultra Sun Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Article V, Ultra Sun shall deliver to Wild Earth at Closing all the following:

    (i)  Certificates of good standing from the Nevada Secretary of State, issued as of a date within five days prior to the Closing Date, certifying that Ultra Sun and Merger Co. are each in good standing as corporations in the State of Nevada;

    (ii)  Copies of the resolutions of Ultra Sun’s board of directors authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of Ultra Sun as of the Closing Date;

    (iii) The certificate contemplated by Section 4.01, duly executed by the president of Ultra Sun;

    (iv) The certificate contemplated by Section 4.02, dated the Closing Date, duly executed by the president of Ultra Sun;

    (v)  Irrevocable transfer instructions to Ultra Sun’s transfer agent and registrar irrevocably instructing it to issue the Ultra Sun Shares to the Wild Earth Shareholders;

    (vi) Bank signature cards, duly executed by the officers of Ultra Sun, giving the new president and secretary of Ultra Sun full authority to manage all bank accounts of Ultra Sun, including the right to sign checks drawn on such accounts; and

    (vii) Copies of the resolutions of Ultra Sun’s board of directors appointing the persons designated by Wild Earth as the new officers and directors of Ultra Sun.

In addition to the above deliveries, Ultra Sun shall take all steps and actions as Wild Earth may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

(b)  Wild Earth’s Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Article IV, Wild Earth shall deliver to Ultra Sun at Closing all the following:

    (i) A certificate of good standing from the secretary of state of Nevada, issued as of a date within five days prior to the Closing Date certifying that Wild Earth is in good standing as a corporation in the State of Nevada;

    (ii) Copies of the resolutions of Wild Earth’s board of directors and shareholders authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of Wild Earth as of the Closing Date;

    (iii)  The certificate contemplated by Section 5.01, signed by the president of Wild Earth;

    (iv) The certificate contemplated by Section 5.02, dated the Closing Date, and signed by the president of Wild Earth; and

    (v)  Investment representation letters in the form attached hereto as Exhibit “A” signed by each of the Wild Earth stockholders.

In addition to the above deliveries, Wild Earth shall take all steps and actions as Ultra Sun may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

1.07           Effect of Merger.  On the Effective Date of the merger, Wild Earth and Merger Co. shall cease to exist separately, and Merger Co. shall be merged with and into Wild Earth, the Surviving Corporation, in accordance with the provisions of this Agreement and the Articles of Merger, and in accordance with the provisions of and with the effect provided in the corporation laws of the State of Nevada.  Wild Earth, as the Surviving Corporation, shall possess all the rights, privileges, franchises, and trust and fiduciary duties, powers, and obligations, of a private as well as of a public nature, and be subject to all the restrictions, obligations, and duties of each of Wild Earth and Merger Co.; all property, real, personal, and mixed, and all debts due to either Wild Earth or Merger Co. on whatever account, and all other things belonging to each of Wild Earth and Merger Co. shall be vested in Wild Earth; all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter the property of Wild Earth as they were of Wild Earth and Merger Co.; the title to any real estate, whether vested by deed or otherwise, in either Wild Earth or Merger Co. shall not revert or be in any way impaired by reason of the merger; provided, however, that all rights of creditors and all liens on any property of either Wild Earth or Merger Co. shall be preserved unimpaired, and all debts, liabilities, and duties of Wild Earth and Merger Co. shall thenceforth attach to Wild Earth and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by Wild Earth.

1.08           Termination

(a)           This Agreement may be terminated by the board of directors of either Ultra Sun or Wild Earth at any time prior to the Closing Date if:

(i)   There shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the reasonable judgment of such board of directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement;

(ii)   Any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the reasonable judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange; or

(iii)   If the Effective Time shall not have occurred by the close of business on July 8, 2013 (the “Termination Date“); provided, however, that the right to terminate this Agreement under this Section 1.08(a)(iii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date.

In the event of termination pursuant to this paragraph (a) of Section 1.08, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, preparation, and execution of this Agreement.

(b)           This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Ultra Sun if (i) Wild Earth shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Wild Earth contained herein shall be inaccurate in any material respect, or (ii) there has been any material adverse change in the business or financial condition of Wild Earth.  In the event of termination pursuant to this paragraph (b) of this Section 1.08, no obligation, right or liability shall arise hereunder, and each party bear all of the expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement.

(c)           This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Wild Earth if (i) Ultra Sun shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Ultra Sun contained herein shall be inaccurate in any material respect, or (ii) there has been any material adverse change in the business or financial condition of Ultra Sun.  In the event of termination pursuant to this paragraph (c) of this Section 1.08, no obligation, right or liability shall arise hereunder, and each party bear all of the expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF ULTRA SUN

Ultra Sun and Merger Co. represent and warrant to Wild Earth that all of the statements contained in this Article II are true as of the date of this Agreement (or, if made as of a specified date, as of such date) except, in each case, as (a) set forth in the Ultra Sun Disclosure Schedules attached to this Agreement (the “Ultra Sun Disclosure Schedules”); or (b) as otherwise provided in this Agreement.  For purposes of the representations and warranties of Ultra Sun and Merger Co. contained in this Article II, disclosure in any section of the Ultra Sun Disclosure Schedules of any facts or circumstances shall be deemed to be an adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Ultra Sun calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, if it is reasonably apparent on the face of the Disclosure Schedules that such disclosure is applicable.  The inclusion of any information in any section of the Ultra Sun Disclosure Schedules by Ultra Sun and Merger Co. shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

      2.01   Organization.

(a)           Ultra Sun is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has and will have the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Ultra Sun’s articles of incorporation or bylaws, or other material agreement to which it is a party or by which it is bound.

(b)           Merger Co. will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and will have the corporate power and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Merger Co.’s articles of incorporation or bylaws, or other material agreement to which it is a party or by which it is bound.

2.02           Due Authorization.  Ultra Sun and Merger Co. each has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Ultra Sun and Merger Co. of this Agreement have been duly and validly approved and authorized by the board of directors of Ultra Sun and by the board of directors and sole stockholder of Merger Co. and no other actions or proceedings on the part of Ultra Sun or Merger Co. are necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement constitutes the legal, valid and binding obligation of Ultra Sun and Merger Co., enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.03           Capitalization.   The authorized capitalization of Ultra Sun consists of 45,000,000 shares of common stock, $0.001 par value, of which 1,300,000 shares are issued and outstanding.  The authorized capitalization of Merger Co. consists of 100,000 shares, $0.001 par value, of which 1,000 shares are issued and outstanding.  All issued and outstanding shares of Ultra Sun and Merger Co. are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person.  There are no dividends or other distributions due or payable with respect to any of the shares of capital stock of Ultra Sun or Merger Co.

2.04.           SEC Reports; Financial Statements.

(a)           Ultra Sun has filed all reports required to be filed by it with the SEC during the preceding three fiscal years, including any amendments or supplements thereto (collectively, including any such forms, reports and documents filed after the date hereof, the “Ultra Sun SEC ReportsAbacus SEC Reports “), and, with respect to the Ultra Sun SEC Reports filed by Ultra Sun after the date hereof and prior to the Closing Date, will deliver or make available to Wild Earth all of its Ultra Sun SEC Reports in the form filed with the SEC.  The Ultra Sun SEC Reports (i) were (and any Ultra Sun SEC Reports filed after the date hereof will be) in all material respects prepared in accordance with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and (ii) as of their respective filing dates, did not (and any Ultra Sun SEC Reports filed after the date hereof will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  On the Closing Date, Ultra Sun shall be current in the filing of the Ultra Sun SEC Reports.

(b)           Included in Schedule 2.04 are (i) the audited balance sheets of Ultra Sun as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the fiscal years ended December 31, 2012 and 2011, including the notes thereto, and the accompanying report of Anderson Bradshaw PLLC, independent certified public accountants; and (ii) the unaudited balance sheet of Ultra Sun as of March 31, 2013, and the related unaudited statements of operations, changes in stockholders’ equity (deficit), and cash flows for the three month period ended March 31, 2013.

(c)           The financial statements of Ultra Sun delivered pursuant to Section 2.04(b) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved as explained in the notes to such financial statements.  The Ultra Sun financial statements present fairly, in all material respects, as of their respective dates, the financial condition of Ultra Sun.  Ultra Sun did not have, as of the date of any such financial statements, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statement or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein present fairly the assets of Ultra Sun in accordance with generally accepted accounting principles.  The statements of operations and cash flows present fairly the financial position and results of operations of Ultra Sun as of their respective dates and for the respective periods covered thereby.

(d)           Ultra Sun has filed all tax returns required to be filed by it from inception to the Closing Date.  Ultra Sun has no material liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the most recent balance sheet of Ultra Sun, except to the extent reflected on such balance sheet and adequately provided for therein, which are not yet due and payable.  Ultra Sun has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse effect on Ultra Sun, its financial condition, its business as presently conducted or proposed to be conducted, or any of its properties or material assets.  None of such income tax returns has been examined or is currently being examined by the Internal Revenue Service and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated.  There are no tax liens upon any of the assets of Ultra Sun.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Ultra Sun.

(e)           The books and records, financial and otherwise, of Ultra Sun and Merger Co. are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of Ultra Sun and Merger Co.  Ultra Sun and Merger Co. maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

2.05           Outstanding Convertible Notes, Warrants and Options.  Ultra Sun has outstanding promissory notes in the aggregate principal amount of $78,112.26, together with interest accrued thereon from and after April 22, 2013 (the “Notes”).  The Notes are due and payable on May 31, 2016, are not subject to prepayment and are convertible into shares of Ultra Sun common stock at the rate of 4.25% of the then issued and outstanding shares of Ultra Sun common stock on a fully diluted basis for each $10,000 of principal so converted; provided that interest accrued on the Notes may not be converted to common stock and shall be payable in cash.  The Notes may be converted in amounts greater or less than $10,000 in which event the above conversion rate shall be applied on a pro rata basis except that in no event shall the Notes be convertible for an amount of Principal less than $2,000 unless the then outstanding Principal balance of the Note is less than $2,000 and the entire outstanding balance is converted. Any fractional shares issuable as a result of the conversion of the Notes shall be rounded to the nearest whole share.  Except for the Notes, neither Ultra Sun nor Merger Co. has any outstanding stock options, warrants, calls, or commitments of any nature relating to the authorized and unissued shares of capital stock of Ultra Sun or Merger Co.

2.06           Information.  The information concerning Ultra Sun and Merger Co. set forth in this Agreement and the schedules delivered by Ultra Sun pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  Ultra Sun and Merger Co. shall cause the schedules delivered by them pursuant hereto and the instruments delivered to Wild Earth hereunder to be updated after the date hereof up to and including the Closing Date.

2.07           Absence of Certain Changes or Events.  Except as set forth in this Agreement or the schedules hereto, since March 31, 2013:

(a)           There has not been (i) any  adverse change in the business, operations, properties, level of inventory, assets, or condition of Ultra Sun or (ii) any damage, destruction, or loss to Ultra Sun (whether or not covered by insurance) adversely affecting the business, operations, properties, assets, or condition of Ultra Sun;

(b)           Neither Ultra Sun nor Merger Co. has (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Ultra Sun or Merger, as applicable; (iv) made any change in its method of management, operation, or accounting; (v) entered into any other material transactions other than those contemplated by this Agreement; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination payment to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) established any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c)           Neither Ultra Sun nor Merger Co. has (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Ultra Sun balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its  assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Ultra Sun; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d)           To the best knowledge of Ultra Sun and Merger Co., neither of such corporations has become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Ultra Sun or Merger Co., as applicable.

2.08           Title and Related Matters.  Except as provided herein or disclosed in the Ultra Sun balance sheet and the notes thereto, Ultra Sun has good and marketable title to all of its properties, inventory, interests in properties, and assets, which are reflected in the most recent Ultra Sun balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims not yet delinquent; and (ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties.  Merger Co. does not own any properties or other assets.

2.09           Litigation and Proceedings.  There are no actions, suits, or administrative or other proceedings pending or threatened by or against Ultra Sun or Merger Co. or adversely affecting Ultra Sun or Merger Co. or their respective properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  There is no default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

2.10           Contracts.  Except as included or described in Schedule 2.10:

(a)           There are no material contracts, agreements, franchises, license agreements, or other commitments to which Ultra Sun is a party by which it or any of the properties of Ultra Sun are bound;

(b)           All contracts, agreements, franchises, license agreements, and other commitments to which Ultra Sun is a party or by which its properties are bound and which are material to the operations or financial condition of Ultra Sun are valid and enforceable by Ultra Sun in all material respects;

(c)           Ultra Sun is not a party to or bound by, and its properties are not subject to, any material contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Ultra Sun can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of Ultra Sun; and

(d)           Ultra Sun is not a party to any oral or written (i) contract for the employment of any officer, director, or employee which is not terminable on 30 days (or less) notice;  (ii) profit-sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guarantee of any obligation, other than one on which Ultra Sun is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guarantees of obligations, which, in the aggregate do not exceed $5,000; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $5,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of Ultra Sun or any subsidiary; or (viii) contract, agreement, or other commitment involving payments by it of more than $5,000 in the aggregate.

(e)           Merger Co. is not a party to any contract or agreement except this Agreement and the Articles of Merger to be entered into in connection herewith.

2.11           Material Contract Defaults.  Ultra Sun is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Ultra Sun, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Ultra Sun has not taken adequate steps to prevent such a default from occurring.

2.12           Intellectual Property.  Except as disclosed on Ultra Sun Disclosure Schedule 2.12:

(a)           All of the Ultra Sun’s material Intellectual Property is either licensed or owned by Ultra Sun, in each case free and clear of all liens other than any right of any third party as owner or licensor or licensee under a contract affecting such Intellectual Property, with royalties as set forth on Ultra Sun Disclosure Schedule 2.12;

(b)           None of Ultra Sun’s material Intellectual Property is the subject of any pending or, to the knowledge of Ultra Sun, threatened litigation or claim of infringement;

(c)           Ultra Sun has not granted any license, or agreed to pay or receive any royalty in respect of, any Intellectual Property except as set forth on Ultra Sun Disclosure Schedule 2.12;

(d)           No material license or royalty agreement to which Ultra Sun is a party is in breach or default by Ultra Sun or, to the knowledge of Ultra Sun, any other party thereto; and no such license or royalty agreement is or has been the subject of any notice of termination given or threatened in writing by any person;

(e)           Ultra Sun has not received any notice contesting its right to use any Intellectual Property except as set forth on Ultra Sun Disclosure Schedule 2.12;

(f)           Ultra Sun has not granted any license or agreed to pay or receive any royalty in respect of any material Intellectual Property except as set forth on Ultra Sun Disclosure Schedule 2.12; and

(g)           Ultra Sun has not violated the Intellectual Property rights of any third party.

2.13           No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any indenture, mortgage, deed of trust, or other contract, agreement, or instrument to which Ultra Sun or Merger Co. is a party or to which any of their respective properties or operations are subject.

2.14           Compliance With Laws and Regulations.  Ultra Sun and Merger Co. have each complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Ultra Sun or Merger Co., as applicable, or except to the extent that noncompliance would not result in the occurrence of any material liability for Ultra Sun or Merger Co. To the best knowledge of Ultra Sun and Merger Co., the consummation of the transactions contemplated by this Agreement will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal securities laws.

2.15           Governmental Authorizations.  Ultra Sun and Merger Co. have all licenses, franchises, permits, and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects as conducted on the date of this Agreement.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Ultra Sun and Merger Co. of this Agreement and the consummation by Ultra Sun and Merger Co. of the transactions contemplated hereby.

2.16           Subsidiaries and Predecessors.  Ultra Sun does not own, beneficially or of record, any equity securities in any other entity except for Merger Co. which is a wholly owned subsidiary formed for the sole purpose of completing the transactions set forth herein.  Ultra Sun does not have a predecessor as that term is defined under generally accepted accounting principles or Regulation S-X promulgated by the Securities and Exchange Commission.

2.17           Insurance.  Ultra Sun carries insurance on its insurable properties in such amounts and with such terms of coverage as is customarily carried by companies operating in the same industry and geographical area.

2.18           Environmental.  Ultra Sun is in compliance in all material respects with all applicable federal, state and local laws and regulations governing the environment, public health and safety and employee health and safety (including all provisions of the Occupational Safety and Health Administration (“OSHA”) and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against Ultra Sun and, to the knowledge of Ultra Sun, no such charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice is pending or has been threatened.

2.19  Employee Relations.  Ultra Sun has complied in respect of its business in all material respects with all applicable laws, rules, and regulations that relate to prices, wages, hours, harassment, disabled access, and discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.  Ultra Sun has no outstanding liabilities or obligations with respect to any employee benefit or retirement plan. Ultra Sun believes that its relationship with its employees is satisfactory.

2.20  Officer, Director and Promoter’s Information.  During the past five (5) years, neither Ultra Sun, Merger Co., nor any of their respective officers, directors or promoters, has been the subject of:

(a)  a bankruptcy petition filed by or against any business of which Ultra Sun or such other person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b)  a conviction in a criminal proceeding or a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)  any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Ultra Sun or any such other person from involvement in any type of business, securities or banking activities; or

(d) a finding by a court of competent jurisdiction (in a civil action), the SEC, or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

2.21           Ultra Sun Schedules.  Ultra Sun has delivered to Wild Earth the following schedules, which are collectively referred to as the “Ultra Sun Schedules” and which consist of the following separate schedules dated as of the date of execution of this Agreement, all certified by a duly authorized officer of Ultra Sun as complete, true, and accurate:

(a)           A schedule including copies of the articles of incorporation and bylaws of Ultra Sun and Merger Co. as in effect as of the date of this Agreement;

(b)           A schedule containing copies of resolutions adopted by the board of directors of Ultra Sun and the board of directors and sole stockholder of Merger Co., approving this Agreement and the transactions herein contemplated;

(c)           A schedule setting forth Ultra Sun’s annual report on Form 10-K for the year ended December 31, 2012 and its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2013, which reports include the financial statements required pursuant to Section 2.04(b) hereof; and

(d)           A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Ultra Sun Schedules by Sections 2.01 through 2.20.

Ultra Sun shall cause the Ultra Sun Schedules and the instruments delivered to Wild Earth hereunder to be updated after the date hereof up to and including the Closing Date.  Such updated Ultra Sun Schedules, certified in the same manner as the original Ultra Sun Schedules, shall be delivered prior to and as a condition precedent to the obligation of Wild Earth to close the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF WILD EARTH

Wild Earth represents and warrants to Ultra Sun that all of the statements contained in this Article III are true as of the date of this Agreement (or, if made as of a specified date, as of such date) except, in each case, as (a) set forth in the Wild Earth Disclosure Schedules attached to this Agreement (the “Wild Earth Disclosure Schedules”); or (b) as otherwise provided in this Agreement.  For purposes of the representations and warranties of Wild Earth contained in this Article III, disclosure in any section of the Wild Earth Disclosure Schedules of any facts or circumstances shall be deemed to be an adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Wild Earth calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, if it is reasonably apparent on the face of the Wild Earth Disclosure Schedules that such disclosure is applicable.  The inclusion of any information in any section of the Wild Earth Disclosure Schedules by Wild Earth shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

3.01           Organization.  Wild Earth is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has and will have the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Wild Earth’s articles of incorporation or bylaws, or other material agreement to which it is a party or by which it is bound.

3.02           Due Authorization.  Wild Earth has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Wild Earth of this Agreement have been duly and validly approved and authorized by the board of directors and stockholders of Wild Earth and no other actions or proceedings on the part of Wild Earth are necessary to authorize this Agreement, and the transactions contemplated hereby.  This Agreement constitutes the legal, valid and binding obligation of Wild Earth, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.03           Capitalization.  The authorized capitalization of Wild Earth consists of 100,000 shares of common stock, par value $0.01, of which 100,000 shares are issued and outstanding. All issued and outstanding shares of Wild Earth are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person.  There are no dividends or other payments or distributions due or payable with respect to any of the shares of capital stock of Wild Earth.

3.04           Financial Statements.

(a)           Included in Schedule 3.04 are the audited balance sheet of Wild Earth as of May 31, 2013, and the related audited statements of operations, stockholders’ equity, and cash flows for the period from inception on April 9, 2013 through May 31, 2013, together with the notes thereto and the report of HJ Associates, LLC, with respect thereto.

(b)           The financial statements of Wild Earth delivered pursuant to Section 3.04(a) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved as explained in the notes to such financial statements.  The financial statements of Wild Earth present fairly in all material aspects, as of their respective dates, the financial condition of Wild Earth.  Wild Earth did not, as of the date of any such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statements or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein present fairly the assets of Wild Earth, in accordance with generally accepted accounting principles.  The statements of revenue and expenses and cash flows present fairly the financial position and results of operations of Wild Earth as of their respective dates and for the respective periods covered thereby.

(c)           Wild Earth was incorporated on April 9, 2013 and has not been required to file any tax returns to date.  Wild Earth has no material liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the balance sheets of Wild Earth, except to the extent reflected on such balance sheet and adequately provided for therein, which are not yet due and payable.  Wild Earth has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse effect on Wild Earth, its financial condition, its business as presently conducted or proposed to be conducted, or any of its properties or material assets.  No income tax returns of Wild Earth have been examined or are currently being examined by the Internal Revenue Service and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated.  There are no tax liens upon any of the assets of Wild Earth.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Wild Earth.

(d)           The books and records, financial and otherwise, of Wild Earth are in all material respects complete and correct and are maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of Wild Earth.  Wild Earth maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

3.05           Outstanding Warrants and Options.  Wild Earth does not have any outstanding stock options, warrants, calls, or commitments of any nature relating to the authorized and unissued shares of capital stock of Wild Earth.

3.06           Information.  The information concerning Wild Earth set forth in this Agreement and in the schedules delivered by Wild Earth pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  Wild Earth shall cause the schedules delivered by Wild Earth pursuant hereto to Ultra Sun hereunder to be updated after the date hereof up to and including the Closing Date.

3.07           Absence of Certain Changes or Events.  Except as set forth in this Agreement and the Wild Earth Schedules, since May 31, 2013:

(a)           There has not been (i) any  adverse change in the business, operations, properties, level of inventory, assets, or condition of Wild Earth or (ii) any damage, destruction, or loss to Wild Earth (whether or not covered by insurance) adversely affecting the business, operations, properties, assets, or condition of Wild Earth;

(b)           Wild Earth has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to its stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary and material considering the business of Wild Earth; (iv) made any material change in its method of accounting; (v) entered into any other material transactions other than those contemplated by this Agreement; (vi) made any material accrual or material arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) established any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c)           Wild Earth has not (i) granted or agreed to grant any options, warrants, or other rights for its Shares, bonds, or other securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Wild Earth balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights, or agreed to cancel, any material debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Wild Earth; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other company securities including debentures (whether authorized and unissued or held as treasury shares); and

(d)           To the best knowledge of Wild Earth, it has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Wild Earth.

3.08           Title and Related Matters.  Except as provided herein or disclosed in the Wild Earth balance sheet and the notes thereto, Wild Earth has good and marketable title to all of its properties, inventory, interests in properties, and assets, which are reflected in the most recent Wild Earth balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims not yet delinquent; and (ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties.

3.09           Litigation and Proceedings. There are no material actions, suits, or proceedings pending or, to the knowledge of Wild Earth, threatened by or against Wild Earth or adversely affecting Wild Earth or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  There is no default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

3.10           Contracts.  Except as included or described in Schedule 3.10:

(a)           There are no material contracts, agreements, franchises, license agreements, or other commitments to which Wild Earth is a party by which it or any of the properties of Wild Earth are bound;

(b)           All contracts, agreements, franchises, license agreements, and other commitments to which Wild Earth is a party or by which its properties are bound and which are material to the operations or financial condition of Wild Earth are valid and enforceable by Wild Earth in all material respects;

(c)           Wild Earth is not a party to or bound by, and its properties are not subject to, any material contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Wild Earth can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of Wild Earth; and

(d)           Wild Earth is not a party to any oral or written (i) contract for the employment of any officer, director, or employee which is not terminable on 30 days (or less) notice;  (ii)  profit-sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guarantee of any obligation, other than one on which Wild Earth is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guarantees of obligations, which, in the aggregate do not exceed $5,000; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $5,000 in the aggregate;  (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of Wild Earth or any subsidiary; or (viii) contract, agreement, or other commitment involving payments by it of more than $5,000 in the aggregate.

3.11           Material Contract Defaults.  Wild Earth is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Wild Earth, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Wild Earth has not taken adequate steps to prevent such a default from occurring.

3.12           Intellectual Property.  Except as disclosed on Wild Earth Disclosure Schedule 3.12:

(a)           All of Wild Earth’s material Intellectual Property is either licensed or owned by Wild Earth, in each case free and clear of all liens other than any right of any third party as owner or licensor or licensee under a contract affecting such Intellectual Property, with royalties as set forth on Wild Earth Disclosure Schedule 3.12;

(b)           None of Wild Earth’s material Intellectual Property is the subject of any pending or, to the knowledge of Wild Earth, threatened litigation or claim of infringement;

(c)           Wild Earth has not granted any license, or agreed to pay or receive any royalty in respect of, any Intellectual Property except as set forth on Wild Earth Disclosure Schedule 3.12;

(d)           No material license or royalty agreement to which Wild Earth is a party is in breach or default by Wild Earth or, to the knowledge of Wild Earth, any other party thereto; and no such license or royalty agreement is or has been the subject of any notice of termination given or threatened in writing by any person;

(e)           Wild Earth has not received any notice contesting its rights to use any Intellectual Property except as set forth on Wild Earth Disclosure Schedule 3.12;

(f)           Wild Earth has not granted any license or agreed to pay or receive any royalty in respect of any material Intellectual Property except as set forth on Wild Earth Disclosure Schedule 3.12; and

(g)           Wild Earth has not violated the Intellectual Property rights of any third party.

3.13           No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Wild Earth is a party or to which any of its properties or operations are subject.

3.14           Compliance With Laws and Regulations.  Wild Earth has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Wild Earth or except to the extent that noncompliance would not result in the occurrence of any material liability for Wild Earth.  To the best knowledge of Wild Earth, the consummation of the transactions contemplated by this Agreement will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal securities laws.

3.15           Governmental Authorizations.  Wild Earth has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Wild Earth of this Agreement and the consummation by Wild Earth of the transactions contemplated hereby.

3.16           Subsidiaries and Predecessors.  Wild Earth does not own, beneficially or of record, any equity securities in any other entity.  Wild Earth does not have a predecessor as that term is defined under generally accepted accounting principles or Regulation S-X promulgated by the Securities and Exchange Commission.

3.17  Insurance.  Wild Earth carries insurance on its insurable properties in such amounts and with such terms of coverage as is customarily carried by companies operating in the same industry and geographical area.

3.18  Environmental.  Wild Earth is in compliance in all material respects with all applicable federal, state and local laws and regulations governing the environment, public health and safety and employee health and safety (including all provisions of the Occupational Safety and Health Administration (“OSHA”) and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against any Wild Earth Entity and, to the Knowledge of Wild Earth, no such charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice is pending or has been threatened.

3.19  Employee Relations.  Wild Earth has complied in respect of its business in all material respects with all applicable laws, rules, and regulations that relate to prices, wages, hours, harassment, disabled access, and discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.  Wild Earth has no outstanding liabilities or obligations with respect to any employee benefit or retirement plan.  Wild Earth believes that its relationship with its employees is satisfactory.

3.20  Officer and Director Information.  During the past five (5) years, neither Wild Earth, nor any of its respective officers or directors, has been the subject of:

(a)           a bankruptcy petition filed by or against any business of which Wild Earth or such other person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b)           a conviction in a criminal proceeding or a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)           any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Wild Earth or any such other person from involvement in any type of business, securities or banking activities; or

(d)           a finding by a court of competent jurisdiction (in a civil action), the SEC, or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

3.21           Wild Earth Schedules.  Wild Earth has delivered to Ultra Sun the following schedules, which are collectively referred to as the “Wild Earth Schedules” and which consist of the following separate schedules dated as of the date of execution of this Agreement, and instruments and Ultra Sun as of such date, all certified by the chief executive officer of Wild Earth as complete, true, and accurate:

(a)           A schedule including copies of Wild Earth’s articles of incorporation and bylaws and all amendments thereto in effect as of the date of this Agreement;

(b)           A schedule containing copies of resolutions adopted by the directors and stockholders of Wild Earth approving this Agreement and the transactions herein contemplated as referred to in Section 3.02;

(c)           A schedule setting forth the financial statements required pursuant to Section 3.04 (a) hereof; and

(d)           A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Wild Earth Schedules by Sections 3.01 through 3.20.

Wild Earth shall cause the Wild Earth Schedules and the instruments delivered to Ultra Sun hereunder to be updated after the date hereof up to and including the Closing Date.  Such updated Wild Earth Schedules, certified in the same manner as the original Wild Earth Schedules, shall be delivered prior to and as a condition precedent to the obligation of Ultra Sun to close the transactions contemplated by this Agreement.

ARTICLE IV
CONDITIONS PRECEDENT TO OBLIGATIONS OF WILD EARTH

The obligations of Wild Earth under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

4.01           Accuracy of Representations.  The representations and warranties made by Ultra Sun and Merger Co. in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Ultra Sun shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Ultra Sun and Merger Co. prior to or at the Closing.  Wild Earth shall be furnished with certificates, signed by duly authorized officers of Ultra Sun and Merger Co. and dated the Closing Date, to the foregoing effect.

4.02           Officer’s Certificates.  Wild Earth shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of Ultra Sun and Merger Co. to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Ultra Sun or Merger Co. threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.  Furthermore, based on certificates of good standing, representations of government agencies, and Ultra Sun’s and Merger Co.’s own documents and information, the certificate shall represent, to the best knowledge of the officers, that:

(a)           This Agreement has been duly approved by Ultra Sun’s and Merger Co.’s boards of directors, and by the sole shareholder of Merger Co.; approval of this Agreement by the Ultra Sun’s shareholders is not required; and this Agreement has been duly executed and delivered in the name and on behalf of Ultra Sun and Merger Co. by their duly authorized officers pursuant to, and in compliance with, authority granted by the boards of directors of Ultra Sun and Merger Co. pursuant to unanimous written consents;

(b)           Except as provided or permitted herein, there have been no material adverse changes in the business or financial condition of Ultra Sun or Merger Co. up to and including the date of the certificate;

(c)           All conditions required by this Agreement to be performed by Ultra Sun or Merger Co. have been met, satisfied, or performed by Ultra Sun and Merger Co., as appropriate;

(d)           All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Ultra Sun or Merger Co. have been obtained and are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required; and

(e)           There is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Ultra Sun or Merger Co., wherein an unfavorable decision, ruling, or finding could have an adverse effect on the financial condition of Ultra Sun or Merger Co., the operation of Ultra Sun or Merger Co., or the acquisition and reorganization contemplated herein, or any agreement or instrument by which Ultra Sun or Merger Co. is bound or which in any way contests the existence of Ultra Sun or Merger Co.

4.03           No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of Ultra Sun or Merger Co., nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of Ultra Sun or Merger Co.

4.04           Good Standing.  Wild Earth shall have received a certificate of good standing from the Nevada Secretary of State, dated as of the date within five days prior to the Closing Date, certifying that Ultra Sun and Merger Co. are each in good standing as corporations in the State of Nevada.

4.05           Satisfaction of Special Covenants.  All actions to be taken or performed by Ultra Sun pursuant to Article VI of this Agreement shall have been completed, unless waived by Wild Earth.

4.06           Actions or Proceedings.   No action or proceeding by any governmental authority or other person shall have been instituted or threatened which: (a) is likely to have a material adverse effect on the business or operations of Ultra Sun; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

4.07           Other Items.  Wild Earth shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Wild Earth may reasonably request.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF ULTRA SUN

The obligations of Ultra Sun under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

5.01           Accuracy of Representations.  The representations and warranties made by Wild Earth in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Wild Earth shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Wild Earth prior to or at the Closing.  Ultra Sun shall be furnished with a certificate, signed by a duly authorized officer of Wild Earth and dated the Closing Date, to the foregoing effect.

5.02           Officer’s Certificates.  Ultra Sun shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of Wild Earth to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Wild Earth, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.  Furthermore, based on certificates of good standing, representations of government agencies, and Wild Earth’s own documents, the certificate shall represent, to the best knowledge of the officer, that:

(a)           This agreement has been duly approved by Wild Earth’s board of directors and shareholders and has been duly executed and delivered in the name and on behalf of Wild Earth by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of Wild Earth pursuant to a unanimous consent;

(b)           Except as provided or permitted herein, there have been no material adverse changes in the business or financial condition of Wild Earth up to and including the date of the certificate;

(c)           All conditions required by this Agreement to be performed by Wild Earth have been met, satisfied, or performed by Wild Earth;

(d)           All authorizations, consents, approvals, registrations, and/or filing with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Wild Earth have been obtained and are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required; and

(e)           There is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Wild Earth, wherein an unfavorable decision, ruling, or finding would have a material adverse effect on the financial condition of Wild Earth, the operation of Wild Earth, or the acquisition and reorganization contemplated herein, or any material agreement or instrument by which Wild Earth is bound or which in any way contests the existence of Wild Earth.

5.03           No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of Wild Earth, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause of create any material adverse change in the financial condition, business, or operations of Wild Earth.

5.04           Good Standing.  Ultra Sun shall have received a certificate of good standing from the secretary of state of Nevada, dated as of a date with five days prior to the Closing Date, certifying that Wild Earth is in good standing as a corporation in the State of Nevada.

5.05           Satisfaction of Special Covenants.  All actions to be taken or performed by Wild Earth pursuant to Article VI of this Agreement shall have been completed, unless waived by Ultra Sun.

5.06           Actions or Proceedings.   No action or proceeding by any governmental authority or other person shall have been instituted or threatened which: (a) is likely to have a material adverse effect on the business or operations of Wild Earth; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

5.07           Other Items.  Ultra Sun shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Ultra Sun may reasonably request.

ARTICLE VI
SPECIAL COVENANTS

6.01           Activities of Ultra Sun and Wild Earth

(a)           From and after the date of this Agreement until the Closing Date and except as set forth in the respective schedules to be delivered by Ultra Sun and Wild Earth pursuant hereto or as permitted or contemplated by this Agreement, Ultra Sun, Merger Co., and Wild Earth will each:

(i)           Carry on its business in substantially the same manner as it has heretofore;

(ii)           Maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iii)           Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(iv)           Use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers;

(v)           Duly and timely file for all taxable periods ending on or prior to the Closing Date all federal, state, county, and local tax returns required to be filed by or on behalf of such entity or for which such entity may be held responsible and shall pay, or cause to be paid, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the date of this Agreement and ending on the Closing Date.; and

(vi)           Fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b)           From and after the date of this Agreement and except as provided herein until the Closing Date, each of Ultra Sun, Merger Co., and Wild Earth will not:

(i)           Make any change in its articles of incorporation or bylaws or effect any recapitalization;

(ii)           Enter into or amend any material contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business; and

(iii)           Enter into any agreement for the sale of Wild Earth, Ultra Sun or Merger Co.’s securities without the prior written approval of the other parties.

6.02           Access to Properties and Records.  Until the Closing Date, Wild Earth, Ultra Sun, and Merger Co. will afford to the other party’s officers and authorized representatives full access to the properties, books, and records of the other party in order that each party may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Wild Earth, Ultra Sun or Merger Co. and will furnish the other party with such additional financial and other information as to the business and properties of Wild Earth, Ultra Sun or Merger Co. as each party shall from time to time reasonably request.

6.03           Indemnification by Wild Earth.  Wild Earth will indemnify and hold harmless Ultra Sun, Merger Co. and their respective directors and officers, and each person, if any, who controls Ultra Sun or Merger Co. within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in any application or statement filed with a governmental body or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Wild Earth expressly for use therein. The indemnity agreement contained in this Section 6.03 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Ultra Sun or Merger Co. and shall survive the consummation of the transactions contemplated by this Agreement for a period of one year.

6.04.           Indemnification by Ultra Sun.  Ultra Sun will indemnify and hold harmless Wild Earth, and its directors and officers, and each person, if any, who controls Wild Earth within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Ultra Sun expressly for use therein.  The indemnity agreement contained in this Section 6.04 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Wild Earth and shall survive the consummation of the transactions contemplated by this Agreement for a period of one year.

6.05           The Acquisition of Ultra Sun Common Stock.  Ultra Sun and Wild Earth understand and agree that the consummation of this Agreement including the issuance of the Ultra Sun Common Stock to Wild Earth in exchange for the Wild Earth Shares as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  Ultra Sun and Wild Earth agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, among other items, on the circumstances under which such securities are acquired.

(a)           In order to provide documentation for reliance upon the exemptions from the registration and prospectus delivery requirements for such transactions, each shareholder of Wild Earth shall execute and deliver to Ultra Sun an investment representation letter in substantially the same form as that attached hereto as Exhibit “A.”

(b)           In connection with the transaction contemplated by this Agreement, Wild Earth and Ultra Sun shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of Wild Earth reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(c)           In order to more fully document reliance on the exemptions as provided herein, Wild Earth, the shareholders of Wild Earth, and Ultra Sun shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as Ultra Sun or Wild Earth and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

6.06           Securities Filings.  Ultra Sun shall be responsible for the preparation and filing with the Securities and Exchange Commission of a report on Form D and Wild Earth will be responsible for any and all filings in any jurisdiction where its shareholders reside which would require a filing with a governmental agency as a result of the transactions contemplated by this Agreement.

6.07           Sales of Securities Under Rule 144.

(a)           Ultra Sun will use its best efforts to at all times satisfy the current public information requirements of rule 144 promulgated under the Securities Act so that its non-affiliate shareholders can sell restricted securities that have been held for six months or more or such other restricted period as required by rule 144 as it is from time to time amended.

(b)           Upon being informed in writing by any person holding restricted stock of Ultra Sun as of the date of this Agreement that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Ultra Sun will certify in writing to such person that it is in compliance with rule 144 current public information requirement to enable such person to sell such person’s restricted stock under rule 144, as may be applicable under the circumstances.

(c)           If any certificate representing any such restricted stock is presented to Ultra Sun’s transfer agent for registration or transfer in connection with any sales theretofore made under rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to Ultra Sun and its counsel that such transfer has complied with the requirements of rule 144, as the case may be, Ultra Sun will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of rule 144, as the case may be, free of any related stop transfer order or restrictive legend.  The provisions of this Section 6.08 shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of two years.

6.08           Designation of Directors and Officers
  On the Closing Date, (a) David O’Bagy shall resign from his position as a director of Ultra Sun and David Tobias shall be appointed to fill the vacancy created by such resignation, effective immediately, (b) Neil Blosch shall resign from each of his officer positions of Ultra Sun, effective immediately, (c) David Tobias shall be appointed to serve as President and Secretary of Ultra Sun, effective immediately, (d) Catherine Carroll shall be appointed to serve as Chief Financial Officer and Treasurer of Ultra Sun, effective immediately, (e) David Tanner shall be appointed to serve as Chief Operating Officer of Ultra Sun, effective immediately.  After compliance by Ultra Sun with Rule 14F-1 promulgated under the Exchange Act, the resignation of Neil Blosch from his position as a director shall become effective and the appointment of Catherine Carroll and Barry Tobias as directors shall become effective.

6.09           Wild Earth Financial Statements.  Prior to Closing, Wild Earth shall cause to be prepared and delivered to Ultra Sun any additional financial statements and information of Wild Earth that is required to be filed by Ultra Sun with the SEC as a result of its acquisition of Wild Earth.  All such financial statements shall be prepared in accordance with the rules and regulations of the SEC.

6.10           Consulting Agreement.  Concurrently with the Closing, Ultra Sun shall enter into a consulting agreement with Neil Blosch with respect to Ultra Sun’s tanning salon operations in the form approved by Ultra Sun and Wild Earth.

6.11           Stock Sales.  Concurrently with the Closing, certain stockholders of Ultra Sun shall complete the sale to certain stockholders of Wild Earth of a total of 829,200 shares of Ultra Sun common stock.

6.12           Sale and Assignment of Promissory Notes.  Concurrently with the Closing, the  holders of convertible promissory notes of Ultra Sun shall sell and assign to certain stockholders of Wild Earth convertible promissory notes of Ultra Sun in the aggregate principal amount of $68,112 for an aggregate purchase price of $68,112.

6.13           Loan for First Quarter Operating Expenses.  Concurrently with the Closing, certain stockholders of Ultra Sun shall make a loan to Ultra Sun in the amount of $7,100 to cover certain operating expenses incurred during the first fiscal quarter of 2013, which shall be evidenced by a promissory note in the form approved by Ultra Sun and Wild Earth.

ARTICLE VII
MISCELLANEOUS

7.01           Brokers.  Ultra Sun and Wild Earth agree that they are not obligated to pay any finders or brokers for bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement.  Ultra Sun and Wild Earth each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder’s fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied, from the actions of such party.

7.02             No Representation Regarding Tax Treatment.  No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation.  Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income tax purposes.

7.03           Governing Law.  This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the State of Nevada.

7.04           Notices.  All notices, consents, waivers, requests, instructions, or other communications required or permitted hereunder shall be in writing, and shall be deemed to have been duly given if (a) delivered personally (effective upon delivery), (b) sent by a reputable, established international courier service providing confirmation of delivery (effective one business day after being delivered to such courier service), or (c) mailed by certified mail, return receipt requested, postage prepaid (effective three business days after being deposited in the U. S. Mail), addressed as follows (or to such other address as the recipient may have furnished for such purpose pursuant to this Section):

If to Wild Earth:
David Tobias
President
Wild Earth Naturals, Inc.
8174 S. Las Vegas Blvd., Suite 109-540
Las Vegas, Nevada 89123

with a copy to:

Janet M. Collins, Esq.
500 N. Main St., Suite 1
Randolph, Massachusetts 02368

If to Ultra Sun:
Ultra Sun Corporation
1532 East St. Marks Court
Salt Lake City, Utah 84124
Attention:  Neil Blosch, President

with a copy to:

Mark N. Schneider, Esq.
Mark N. Schneider, A Professional Corp.
5445 S. Highland Drive, Suite C
Salt Lake City, Utah 84117

or such other addresses as shall be furnished in writing by any party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or one day after the date so sent by overnight courier.

7.05           Attorney’s Fees.  In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

7.06           Schedules; Knowledge.  Whenever in any section of this Agreement reference is made to information set forth in the schedules provided by Ultra Sun or Wild Earth such reference is to information specifically set forth in such schedules and clearly marked to identify the section of this Agreement to which the information relates.  Whenever any representation is made to the “knowledge” of any party, it shall be deemed to be a representation that no officer or director of such party, after reasonable investigation, has any knowledge of such matters.

7.07           Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter hereof.  All previous agreements between the parties, whether written or oral, have been merged into this Agreement.  This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof.  There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

7.08           Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year from the Closing Date, unless otherwise provided herein.

7.09           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Facsimile transmissions of any signed original document, or transmission of any signed facsimile document, shall constitute delivery of an executed original.  At the request of any of the parties, the parties shall confirm facsimile transmission signatures by signing and delivering an original document.

7.10           Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

7.11           Public Statements.  Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Parties shall consult with one another, and use reasonable best efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the Merger and in making any filings with any federal or state governmental or regulatory agency or with any securities exchange with respect thereto.

7.12           Expenses.  Except as otherwise expressly provided herein, each party hereto shall bear its own expenses with respect to this Agreement and the transactions contemplated hereby.

7.13           No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

Ultra Sun:	Wild Earth:
Ultra Sun Corporation A Nevada corporation	Wild Earth Naturals, Inc. A Nevada corporation
By: /s/ Neil Blosch Neil Blosch, President	By: /s/ David Tobias David Tobias, President
Merger Co: Ultra Merger Co. A Nevada corporation
By: /s/ Neil Blosch Neil Blosch, President